UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant  to Section  16(a) of the  Securities  Exchange  Act of 1934,
        Section 17(a) of the Public Utility Holding Company Act of 1935
            or Section 30(f) of the Investment Company Act of 1940

1.   Name and Address of Reporting Person
     Newman, Eric M.
     2701 16th Street
     Tampa, FL 33605

2.   Date of Event Requiring Statement (Month/Day/Year)
     8/7/99

3.   IRS or Social Security Number of Reporting Person (Voluntary)
     N/A

4.   Issuer Name and Ticker or Trading Symbol
     Florida Business BancGroup, Inc.

5.   Relationship of Reporting Person to Issuer (Check all applicable)
     [X]  Director                           [ ]  10% Owner
     [ ]  Officer (give title below)         [ ]  Other (specify below)


6    If Amendment, Date of Original (Month/Day/Year)
     N/A



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Table I -- Non-Derivatie Securities Beneficially Owned

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1. Title of Security     2. Amount of Securities       3. Ownership             4. Nature of Indirect Beneficial Ownership
                            Beneficially Owned            Form: Direct (D)
                                 or Indirect (I)
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Common Stock                       25,000                       I                  Officer/Shareholder of Corporation that is the
                                                                                   General Partner for the Limited
                                                                                   Partnership that owns the shares.

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Table  II  --Derivative   Securities  Beneficially  Owned  (e.g.,  puts,  calls,
warrants, options, convertibel securities)
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1. Title of           2. Date Exercisable      3. Title and Amount                 4. Conversion or  5. Ownership     6. Nature of
   Derivative            and Expiration Date      of Securities                       Exercise Price    Form of          Indirect
   Security              Date      Expiration     Underlying                          of Derivative     Derivative       Beneficial
                      Exercisable     Date        Derivative Security                 Security          Security:        Ownership
                                                  Title               Amount or                         Direct (D)
                                                                      Number of                         or Indirect (I)
                                                                      Shares
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Warrants to Purchase     8/7/99     2/8/02        Common Stock        25,000             $10.00          D           Officer/
Common Stock                                                                                                         Shareholder
                                                                                                                     of Corporation
                                                                                                                     that is the
                                                                                                                     General Partner
                                                                                                                     for the Limited
                                                                                                                     Partnership
                                                                                                                     that owns the
                                                                                                                     Warrants


                                   /s/Eric M. Newman                 1/7/00
                                   -------------------              --------
                                  Signature of Reporting Person       Date